UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 5, 2017
BLOX, INC.
(Exact name of registrant as specified in its charter)
Nevada	000-53565	20-8530914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Suite 1500, 701 West Georgia St., Vancouver, British Columbia	V7Y 1G5
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(604) 696-4236
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Blox, Inc. (the “Company”) announced the completion of field activities associated with a detailed Environmental and Social Impact Assessment (ESIA), which concludes a significant stage toward obtaining a Mining License for the Mansounia Gold Project in Guinea.

The Mansounia Gold Project is part of a 145km2 concession located within the sub-prefecture of Kiniero, in the prefecture of Kouroussa, which is approximately 50 km west of the capital of the administrative region - Kankan, in the North East of Guinea. See Figure 1.  The Mansounia Gold Project has a Mineral Resource Estimate of 1.29Moz (in accordance with the JORC guidelines and code for the Reporting or Mineral Resource Estimates, 2011).

The ESIA document is used to communicate and discuss details of the project to all stakeholders, including government departments, environmental and other regulators, local communities as well as current and prospective shareholders.  Apart from assessing the project's environmental impact, the document also covers risk mitigation and potential benefits to local residents.  The ESIA is the beginning of an ongoing process of involvement on all social and environmental fronts.

The Company engaged the internationally credentialed SAMEC (Security Africa Mining and Environmental Consulting) based in Conakry, to undertake the field-associated aspects of the ESIA program, which included - but was not limited to - addressing the following aspects:

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Physical environment.

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Biological environment.

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Characterization of flora and fauna.

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Characterization of aquatic species.

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Characterization of habitat critical for ecological processes.

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Inventories:

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Botanical inventory.

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Inventory of mammals.

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Inventory of birds.

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Herpetological inventory.

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Inventory of ants.

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Ecological study of freshwater.

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Fish sampling.

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Freshwater macroinvertebrates.

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Social and Environmental Aspects:

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Issues of the project.

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Consultation of stakeholders.

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Identification and analysis of the impacts of the project.

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Proposal of mitigation of environmental impacts.

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Management of risks and accidents.

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Development of an environmental and social management plan (ESMP).

Item 9.01	Financial Statements and Exhibits
99.1	News Release dated July 5, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOX, INC.
/s/ Ronald Renne
Ronald Renne
Chairman
Date: July 5, 2017

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